Exhibit 99.1

News Release

For Immediate Release

BDSI Secures $7 Million Financing Commitment

For Development of BEMATM Fentanyl

Funding Targeted for Phase III Trials

of Cancer Pain Medication

Morrisville, North Carolina, July 18, 2005 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that it has entered into a clinical development and license agreement with Clinical Development Capital, LLC (“CDC”) pursuant to which CDC will provide up to $7 million dollars in funding for Phase III clinical trials relating to BDSI’s BEMATM Fentanyl product. BEMATM Fentanyl is being targeted for use as a treatment for “breakthrough” cancer pain, meaning episodes of severe pain that “break through” the medication used to control persistent pain associated with the disease. BDSI has previously disclosed that it intends to initiate Phase III trials of BEMATM Fentanyl in the second half 2005.

BDSI believes that the market for treating breakthrough cancer pain represents significant opportunity for the company. The leading product in this area in the U.S. market is Cephalon’s ActiqTM, which had reported sales of $345 million in 2004 and is projected to exceed sales of $400 million in 2005.

BDSI’s BEMA™ drug delivery technology consists of a dissolvable, dime-sized polymer disc for application to mucosal (inner lining of cheek) membranes. BEMA™ discs are designed to deliver a rapid dose of drug across the mucous membranes for time-critical conditions such as pain. BEMA™ Fentanyl represents the company’s lead BEMA™-based product. BDSI licenses the BEMA™ technology from a third party on an exclusive worldwide basis.

Under the agreement, CDC will entitled to receive a milestone payment as well as royalty payments based on net sales of BEMA™ Fentanyl. CDC’s obligation to provide funding is subject to certain conditions set forth in the transaction documents.

Dr. Mark A. Sirgo, President and COO of BDSI, stated “This transaction represents another important milestone for BDSI. Not only will it provide the expected funding needs for the clinical development of our lead BEMA™ product, but it also provides an important third party validation of the BEMA™ technology and our plans to develop, seek FDA approval of, and ultimately market and sell, BEMA™ Fentanyl. In addition, BDSI will benefit from a close association with the experienced group of pharmaceutical executives at CDC, and we look forward to a productive working relationship.”

Pat Nasshorn, Senior Vice President, Business Development and Licensing of CDC, stated “We believe that BEMA™ Fentanyl represents an important drug delivery alternative for the treatment of breakthrough cancer pain. The market for the treatment of breakthrough cancer pain is growing, and we believe that BEMA™ Fentanyl has the potential to capture a material share of this market.”

Further details of BDSI’s transaction with CDC (including copies of the relevant agreements) will be available in the Current Report on Form 8-K which BDSI will file with the Securities and Exchange Commission.

BioDelivery Sciences International, Inc. is a specialty biopharmaceutical company that is exploiting its licensed and patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, clinically-significant new formulations of proven therapeutics targeted at “acute” treatment opportunities such as pain, anxiety, nausea and vomiting and infections. The company’s drug delivery technologies include: (i) the patented Bioral® nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (transmucosal or mouth) drug delivery technology. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey.

Clinical Development Capital, LLC, based in Princeton, New Jersey, invests in Phase III and Phase IV development programs as well as royalty interests.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans (including, without limitation, with respect to funding to be provided by CDC), objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.

Contact:

Mark Sirgo, Pharm.D.

President and Chief Operating Officer

BioDelivery Sciences International, Inc.

(919) 653-5160

Pat Nasshorn

Senior Vice President Business Development and Licensing

Clinical Development Capital, LLC

(609) 683-3678

Leonardo Zangani

Investor Relations

L.G. Zangani LLC

(908) 788-9660